Exhibit 23.01


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Excalibur Technologies Corporation and Subsidiaries on Form S-3 (File Nos. 33-79794, 33-90734, 33-65333, 333-01595, 333-5185, 333-17433 and 333-34705) and
on Form S-8 (File Nos. 333-89144, 333-15369 and 333-40873) of our report dated February 26, 1999 on our audit of the consolidated financial statements and financial statement schedule of Excalibur Technologies Corporation and Subsidiaries as of January 31, 1999 and for the year then ended, which report is included in this Annual Report on Form 10-K.




/s/PricewaterhouseCoopers, LLP
McLean, Virginia
April 26, 1999